CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 11, 2006, relating to the financial statements and financial highlights which appears in the June 30, 2006 Annual Report to Shareholders of Cullen High Dividend Equity Fund and Cullen International High Dividend Fund (a series of Cullen Funds Trust), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Shareholder Reports" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Milwaukee, WI
October 27, 2006